Exhibit 99.6
QUANTINUUM
RESTRICTED SHARE UNIT AWARD AGREEMENT
This Restricted Share Unit Award Agreement (the “Agreement”) is entered into on [_____], [___] by and among Quantinuum, a Cayman Islands-exempted limited company (the “Company”), Quantinuum Ltd. and [____] (the “Participant”). The Restricted Share Units (as defined below) are subject to all of the terms and conditions of this Agreement and the Company’s 2023 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan.
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1.    Grant of the Award.
In consideration of Participant’s past and/or continued employment with or service to the Company Group and for other good and valuable consideration, effective as of the date hereof, the Company grants to the Participant the right to receive [____] Shares, fully paid, subject to vesting as set forth in Section 3 (the “Restricted Share Units”). Unless and until the Restricted Share Units have vested in the manner set forth in this Agreement, Participant shall have no right to receive Shares or other payment in respect of the Restricted Share Units (including, for the avoidance of doubt, Dividend Equivalents). The Participant expressly agrees and acknowledges that the grant of Company equity awards set forth in the Participant’s offer letter or similar documentation is hereby unconditionally and irrevocably rescinded and such prior grant is neither valid nor effective in any manner whatsoever; provided, however, that for the avoidance of doubt, such rescission shall not otherwise modify or alter the Participant’s offer letter or similar documentation.
2.    Certain Definitions.
(a)    “Cause” shall mean any of the following with respect to the Participant, as determined by the Board in consultation with counsel retained by the Board to advise on that determination: (i) clear evidence of a material violation of the Company’s Code of Business Conduct; (ii) deliberate insubordination; (iii) the Participant’s material and unauthorized use or disclosure to a third party of the proprietary information or trade secrets of the Company and/or its affiliates or willful failure to comply with written Company policy(ies); (iv) a fraud committed against the Company; (v) the misappropriation, embezzlement or reckless or willful destruction of Company property; (vi) the willful failure or refusal to perform, or gross negligence in the performance of, the Participant’s material job duties; (vii) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (viii) the knowing falsification of any records or documents of the Company; (ix) a significant breach of any statutory or common law duty of loyalty to the Company; (x)  intentional and improper conduct that is significantly prejudicial to the business of the Company; or (xi)  the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation.

(b)    “Change in Control” shall mean (i) a sale of all or substantially all of the assets of the Company determined on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization, or consolidation involving the Company in which the voting shares of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50% of the outstanding voting power of such surviving or resulting entity; or (iii) the acquisition of all or a majority of the outstanding voting shares of the Company in a single transaction or series of related transactions by a person or group of persons.
(c)    “Good Reason” shall mean the Participant’s voluntary termination, within thirty (30) days following the expiration of any Company cure period, following the occurrence of one or more of the following, without the Participant’s consent: (i) a material reduction of title, duties, authority, or responsibilities, relative to the Participant’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company of the Participant’s annual target cash compensation (other than in connection with a general reduction of annual target cash compensation applicable to similarly situated employees); or (iii) a material breach of the terms of this Agreement by the Company; provided, however, in each case, the Participant may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the initial existence of the condition that the Participant believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and such condition must not have been remedied by the Company within thirty (30) days following the date of such notice.
(d)    “Initial Public Offering” shall mean an offering pursuant to an effective registration under the Securities Act.
(e)    “Liquidity Event” shall mean the consummation of a SPAC Transaction, an Initial Public Offering or a Change in Control.
(f)    “Vesting Commencement Date” shall mean [_____], [___].
3.    Vesting; Settlement.
(a)    The Restricted Share Units shall be eligible to vest only if and solely to the extent set forth in this Section 3, with 25% of the Restricted Share Units subject to the service-based conditions set forth in Section 3(b) (the “Time-Based Component”) and 75% of the Restricted Share Units subject to the performance-based conditions set forth in Section 3(c) (the “Performance-Based Component”); provided, however, that notwithstanding anything herein to the contrary, the Restricted Share Units shall not vest (in whole or in part) unless and until a Liquidity Event occurs on or prior to the tenth (10th) anniversary of the date hereof (a “Qualifying Liquidity Event”). For the avoidance of doubt, (i) the vesting date of the Restricted Share Units shall be the later to occur of (A) the date on which the Time-Based Component or Performance-Based Component (as applicable) is satisfied and (B) the occurrence of a Qualifying Liquidity Event, (ii) subject to (A) the last sentence of Section 3(b) and (B) Section 3(d), any outstanding Restricted Share Units that have not satisfied the Time-Based

Component or the Performance-Based Component (as applicable), in whole or in part, as of the date of the termination of the Participant’s service with the Company Group shall automatically lapse or be surrendered for no consideration as of such date, (iii) any outstanding Restricted Share Units that have satisfied the Time-Based Component or the Performance-Based Component (as applicable), in whole or in part, as of the date of the termination of the Participant’s service with the Company Group (other than due to the Participant’s termination of service with the Company Group by the Company Group for Cause or by the Participant without Good Reason (the latter of which is addressed in Section 3(d)) shall remain outstanding until the earlier of (A) a Qualifying Liquidity Event and (B) the tenth (10th) anniversary of the date hereof, and (iv) if a Qualifying Liquidity Event has not occurred on or prior to the tenth (10th) anniversary of the date hereof, all Restricted Share Units shall automatically lapse or be surrendered for no consideration as of such date.
(b)    The Restricted Share Units subject to the Time-Based Component shall be eligible to vest in annual installments as follows: (i) 40% of the Restricted Share Units subject to the Time-Based Component (i.e., 10% of the total Restricted Share Units) on the first anniversary of the Vesting Commencement Date and (ii) 20% of the Restricted Share Units subject to the Time-Based Component (i.e., 5% of the total Restricted Share Units) on each of the second, third and fourth anniversaries of the Vesting Commencement Date, in each case subject to Participant’s continued service with the Company Group. Notwithstanding anything to the contrary herein, in the event that the Participant’s service is terminated by the Company Group without Cause or by the Participant for Good Reason, in each case prior to a Qualifying Liquidity Event, the portion of the Restricted Share Units subject to the Time-Based Component that has not satisfied the Time-Based Component shall remain outstanding for three (3) months following such termination date and shall be eligible to vest solely in accordance with Section 3(e) (and for the avoidance of doubt, to the extent it does not vest in accordance with Section 3(e), shall be surrendered and forfeited as of the date that is three (3) months following such termination date).
(c)    The Restricted Share Units subject to the Performance-Based Component shall be eligible to vest as follows:
i.Up to 20% of the Restricted Share Units subject to the Performance-Based Component (i.e., 15% of the total Restricted Share Units) shall be eligible to vest based on the attainment of [___] annual performance objectives (which will be established by the Board and communicated to the Participant within thirty (30) days following the date hereof), subject to the Participant’s continued service with the Company Group through December 31, [___];
ii.Up to approximately 26.67% of the Restricted Share Units subject to the Performance-Based Component (i.e., 20% of the total Restricted Share Units) shall be eligible to vest based on the attainment of [___] annual performance objectives (which will be established by the Board and communicated to the Participant no later than March 31, [___]), subject to the Participant’s continued service with the Company Group through December 31, [___];
iii.Up to approximately 26.67% of the Restricted Share Units subject to the Performance-Based Component (i.e., 20% of the total Restricted Share Units) shall be eligible to vest based on the attainment of [___] annual performance objectives (which will be established by the Board and communicated to the Participant no later than March 31, [___]), subject to the Participant’s continued service with the Company Group through December 31, [___]; and
iv.Up to approximately 26.67% of the Restricted Share Units subject to the Performance-Based Component (i.e., 20% of the total Restricted Share Units) shall be eligible to vest based on the attainment of [___] annual performance objectives (which will be established by the Board and communicated to the Participant no later than March 31, [___]), subject to the Participant’s continued service with the Company Group through December 31, [___].
(d)    Notwithstanding anything to the contrary herein, in the event that the Participant’s service with the Company Group is terminated by the Participant without Good Reason prior to a Qualifying Liquidity Event:
i.If the Participant has completed at least two (2) years of service but less than four (4) years of service with the Company Group, 20% of the Restricted Share Units that have met either the Time-Based Component or the Performance-Based Component, in each case as of the Participant’s termination date, shall remain outstanding and eligible to vest upon the occurrence of a Qualifying Liquidity Event, and all other Restricted Share Units shall automatically lapse or be surrendered for no consideration as of such date;
ii.If the Participant has completed at least four (4) years of service but less than six (6) years of service with the Company Group, 50% of the Restricted Share Units that have met either the Time-Based Component or the Performance-Based Component, in each case as of the Participant’s termination date, shall remain outstanding and eligible to vest upon the occurrence of a Qualifying Liquidity Event, and all other Restricted Share Units shall automatically lapse or be surrendered for no consideration as of such date; and
iii.In the event that the Participant has completed at least six (6) years as a Service Provider of the Company Group, 60% of the Restricted Share Units that have met either the Time-Based

Component or the Performance-Based Component, in each case as of the Participant’s termination date, shall remain outstanding and eligible to vest upon the occurrence of a Qualifying Liquidity Event, and all other Restricted Share Units shall automatically lapse or be surrendered for no consideration as of such date.
(e)    In the event that the Participant’s service with the Company Group is terminated by the Company Group without Cause or by the Participant for Good Reason, in each case within three (3) months preceding or twelve (12) months following the occurrence of a Qualifying Liquidity Event, the portion of the Restricted Share Units subject to the Time-Based Component that has not satisfied the Time-Based Component shall vest on the later of (i) the Participant’s termination date and (ii) the occurrence of a Qualifying Liquidity Event.
(f)    The Company shall issue and deliver to Participant one Share for each vested Restricted Share Unit as soon as reasonably practicable after vesting of the Restricted Share Units.
4.    Dividend Equivalents.
Any ordinary cash dividends that would otherwise be payable with respect to shares subject to unvested Restricted Share Units between the date the Restricted Share Units are granted and the vesting date of the Restricted Share Units shall be paid to the Participant, without interest, only when, if and to the extent that, such Restricted Share Units shall become vested. The Company shall pay the Participant a cash amount equal to such dividends as of the date that vesting occurs as to the corresponding portion of the Restricted Share Units (without interest) reasonably promptly (and in no event later than 30 days) after such date. Notwithstanding the foregoing, any ordinary cash dividends attributable to any portion of Restricted Share Units that do not become vested and are surrendered or lapse shall not be paid and shall immediately lapse or be surrendered upon the lapsing or surrendering of such Restricted Share Units.
5.    Lock-Up Period.
The Company may, in connection with registering the offering of any Company securities under the Securities Act or in connection with a SPAC Transaction, prohibit the Participant from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by any underwriter or the Company. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Participant and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Participant until the end of such period. In the event of a SPAC Transaction, the applicable special purpose acquisition company shall have the right to implement equivalent prohibitions and restrictions on the sale or transfer of any securities of the special purpose acquisition company held by the Participant.

6.    Representations.
The Participant represents, warrants and covenants as follows in respect of the Restricted Share Units and the Shares received on vesting of the Restricted Share Units:
(a)    The Participant will be issued the Shares for Participant’s own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.
(b)    The Participant has had such opportunity as Participant has deemed adequate to obtain from representatives of the Company such information as is necessary to permit Participant to evaluate the merits and risks of Participant’s investment in the Company.
(c)    The Participant has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the issuance of the Shares and to make an informed investment decision with respect to such issuance.
(d)    The Participant understands that (i) the Shares have not been registered under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; and (iii) there is currently no registration statement on file with the Securities and Exchange Commission with respect to any shares of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.
7.    Miscellaneous.
(a)    Taxes. The Company (or his or her employing Company Group member, if different) has, and the Participant hereby agrees that they have, the authority to deduct or withhold, or require the Participant to remit to the Company (or his or her employing Company Group member, if different), an amount sufficient to satisfy any income tax and national insurance contributions for which the Company (or his or her relevant employing Company Group member, if different) is required to account to the relevant tax authorities with respect to any taxable event arising pursuant to this Agreement and/or in respect of the Restricted Share Units and/or Shares subject of this Agreement, save for any employer national insurance contributions and any other employer taxes to the extent that it is not permissible by law for the Company, or relevant employing Group Company, to recover directly or indirectly such amounts from the Participant (the aggregate amount of such income tax and national insurance liabilities from time to time being the “Tax Liability”). Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any certificate evidencing Shares to the Participant or the Participant’s legal representative or enter such Shares in book entry form unless and until the Participant or the Participant’s legal representative shall have paid to the Company (or the Participant’s employing Company Group member, if different) an amount equal to or otherwise satisfied in full the amount of any Tax Liability then outstanding. The Participant may make such payment in cash, by wire transfer of immediately available funds or by certified check. Notwithstanding the foregoing, unless the Administrator otherwise determines, if there is a public market for the Shares at the time the relevant tax and/or national insurance obligations are satisfied, the Participant may satisfy the Participant’s obligations in respect of the Tax Liability, subject to any applicable lock-up periods, any Company insider trading policy (including blackout periods) and Applicable Laws, by means of delivery (including, without limitation, telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to pay promptly to the Company (or, if different, the Company Group member which employs the Participant) an amount equal to the Tax Liability; provided that such amount is paid to the Company (or, if different, the Company Group member which employs the Participant) at such time as may be required by the Administrator.
(b)    Surrender/Forfeiture of Award.
i.The Participant expressly agrees and acknowledges that the award of Restricted Share Units in this Agreement is expressly contingent upon the Participant complying with the terms, conditions and definitions in any other existing agreement that governs the Participant’s noncompetition with the Company Group, the Participant’s nonsolicitation of the Company Group’s employees, customers, suppliers, business partners and vendors, and/or the Participant’s conduct with respect to the Company’s trade secrets and proprietary and confidential information.
ii.The Participant expressly agrees and acknowledges that the forfeiture provisions of Section 7(b)(iii) of this Agreement shall apply if: (A) the Participant is terminated for Cause or (B) from the date hereof until the date that is twenty-four (24) months after the Participant’s termination of service with the Company Group for any reason, the Participant makes any statement, publicly or privately (other than to their spouse and/or legal advisors), which would be disparaging (as defined below) to the Company Group or its businesses, products, strategies, prospects, condition, or reputation or that of its directors, employees, officers or members; provided, however, that nothing shall preclude the Participant from making any statement in good faith which is required by any Applicable Laws or the order of a court or other governmental body; provided, however, that nothing herein shall preclude the Participant from reporting (in good faith) possible violations of Applicable Laws to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any Applicable Law or the order of a court or other governmental body. For purposes of this Section 7(b)(ii), the term

“disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.
iii.In addition to the relief described in any other agreement that governs the Participant’s noncompetition with the Company Group, nonsolicitation of the Company Group’s employees, customers, suppliers, business partners and vendors, and/or conduct with respect to the Company Group’s trade secrets and proprietary and confidential information, if the Administrator determines, in its sole judgment, that the Participant has violated the terms of any such agreement or has engaged in an act that violates Section 7(b)(ii) of this Agreement, or the Participant is terminated by the Company Group for Cause, (A) any Restricted Share Units that have not vested under this Agreement shall immediately be cancelled, and the Participant shall surrender and forfeit any rights with respect to such Restricted Share Units as of (x)  the date of the Administrator’s determination in the case of such a violation, or (y) the date of the Participant’s termination of service by the Company Group for Cause, as applicable, and (B) the Participant shall immediately issue and deliver to the Company Shares equal in value to the value of the Shares received upon settlement of the Restricted Share Units during the period beginning twelve (12) months prior to termination of the Participant’s service with the Company Group and ending on (x)  the date of the Administrator’s determination in the case of such a violation, or (y) the date of the Participant’s termination of service in the case of a termination for Cause, as applicable.
iv.Notwithstanding anything in the Plan or this Agreement to the contrary, the Participant agrees and acknowledges that the Company Group may be entitled or required by Applicable Law, Company Group policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to the Participant pursuant to the Plan, and the Participant agrees to comply with any Company Group request or demand for recoupment.
(c)    Indemnity. The Participant is ultimately liable and responsible for, and agrees to indemnify and keep indemnified the Company (or, if different, the Company Group member which employs the Participant) from, all Tax Liabilities, together with any interest and penalties in relation thereto, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Share Units. The Company or the relevant employing Company Group member may, and the Participant hereby agrees that they may, recover the Tax Liability from the Participant in such manner as the Company or the relevant employing Company Group member and the Participant agree but failing such agreement by deducting the necessary amount from any payment of any kind otherwise due to the Participant. The Company does not make any representation or undertaking regarding the tax consequences in connection with the awarding, vesting or settlement of the Restricted Share Units or the subsequent sale of Shares underlying the Restricted Share Units.
(d)    Election. Unless agreed otherwise with the Company, the Participant will enter into an election under section 431(1) or section 431(2) of the UK Income Tax (Earnings and Pensions) Act 2003 in a form approved by HM Revenue & Customs with respect to any Shares acquired by him or her (or where the right or opportunity to acquire such Shares is available by reason of the Participant’s employment with a Company Group member or an Affiliate thereof) no later than 14 days following the acquisition of or subscription for the relevant Shares.
(e)    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at its principal executive offices in care of the Secretary of the Company, and any notice to be given to the Participant shall be addressed to the Participant at the most recent address for the Participant shown in the Company’s records. By a notice given pursuant to this Section 7(e), either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
(f)    Data Protection. By participating in the Plan, the Participant’s attention is drawn to the Company Data Privacy Notice, which sets out how the Participant’s personal data will be used and shared by the Company. The Data Privacy Notice does not form part of the Plan and may be updated from time to time.
(g)    Conformity to Securities Laws. The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted and may be settled, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Laws, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
(h)    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
(i)    Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that would mandate the application of laws of any other jurisdiction. The parties hereto irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding arising out of or relating to this Agreement. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
(j)    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
(k)    Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
(l)    No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences of the Restricted Share Units and will not be liable to the Participant for any adverse tax consequences arising in connection with the Restricted Share Units. The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the tax consequences of the Restricted Share Units and by signing this Agreement, the Participant has agreed that the Participant has done so or knowingly and voluntarily declined to do so.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered the Restricted Share Unit Award Agreement as of the date and year first above written.

QUANTINUUM

Name:
Title:

QUANTINUUM LTD.

Name:
Title:

PARTICIPANT

Name: [____]
[Signature Page to Restricted Share Unit Award Agreement]